Exhibit 99.1

Independence Realty Trust Announces First Quarter 2026 Financial Results

PHILADELPHIA – (BUSINESS WIRE) – April 29, 2026 — Independence Realty Trust, Inc. (“IRT”) (NYSE: IRT), a multifamily apartment REIT, announces its first quarter 2026 financial results.

First Quarter 2026 EPS of $0.00

First Quarter 2026 CFFO Per Share of $0.26

In Line with Expectations

Same-Store Portfolio NOI Growth of 1.0% for the First Quarter 2026

1.4% Increase in Rental Revenue and 2.0% Increase in Property Operating Expenses, Year Over Year

Continued Strong Resident Retention Rate of 60.5%

Completed 426 Renovations in Value Add Initiative for the First Quarter 2026

Achieved Average ROI of 15.4%

Repurchased 1.8 Million Shares of Our Common Stock for $29.9 Million in the First Quarter 2026

Balance Sheet Remains Strong

Conservative Leverage and Ample Liquidity to Fund Growth

$350 Million Unsecured Term Loan Refinanced 2026 Debt Maturities; No Debt Maturities Until 2028

Affirm Full Year 2026 Core FFO Per Share Guidance

Management Commentary

“First quarter 2026 results were in line with our expectations and marked a solid start to the year,” said Scott Schaeffer, Chairman and CEO of IRT. “Portfolio occupancy and retention rates remain stable and supply pressure continues to abate across our portfolio. Asking rents have increased 2.8% to-date, driven by consistent demand for our communities. We expect market fundamentals to continue to improve during the rest of the year which, combined with our proven ability to manage expenses, will drive NOI growth that supports our 2026 outlook.”

First Quarter Summary

•

Net (loss) income available to common shares of $(0.1) million for the quarter ended March 31, 2026 compared to $8.4 million for the quarter ended March 31, 2025. Earnings per diluted share (“EPS”) of $0.00 for the quarter ended March 31, 2026 compared to $0.04 for the quarter ended March 31, 2025.

•

Core Funds from Operations (“CFFO”) of $63.5 million for the quarter ended March 31, 2026 compared to $64.2 million for the quarter ended March 31, 2025. CFFO per share was $0.26 for the first quarter of 2026 and compared to $0.27 for the first quarter of 2025.

•	Same-store portfolio net operating income (“NOI”) growth of 1.0% for the quarter ended March 31, 2026 compared to the quarter ended March 31, 2025.

•	Adjusted EBITDA of $86.4 million for the quarter ended March 31, 2026 compared to $85.7 million for the quarter ended March 31, 2025.

•	Value Add Initiative completed renovations of 426 units during the quarter ended March 31, 2026, achieving a weighted average return on investment during the quarter of 15.4%.

Included later in this press release are definitions of NOI, CFFO, Adjusted EBITDA and other Non-GAAP financial measures used herein and reconciliations of such measures to their most comparable financial measures as calculated and presented in accordance with GAAP, as well as discussion of our same-store methodology.

Same-Store Portfolio(1) Operating Results

Three Months Ended
March 31, 2026 Compared to
Three Months Ended
March 31, 2025
Rental and other property revenue	1.4% increase
Property operating expenses	2.0% increase
NOI	1.0% increase
Portfolio average occupancy	10 bps decrease to 95.2%
Portfolio average rental rate	0.4% increase to $1,595
NOI Margin	30 bps decrease to 62.9%

	Q4 2025(2)	Q1 2026(3)
Same-Store Portfolio(1)
Average Occupancy	95.3%	95.2%
Lease Over Lease Effective Rental Rate Growth:
New Leases	(3.5)%	(4.0)%
Renewal Leases	3.0%	3.2%
Blended	1.0%	0.7%
Resident Retention Rate	61.2%	60.5%
Same-Store Portfolio excluding Ongoing Value Add
Average Occupancy	95.5%	95.4%
Lease Over Lease Effective Rental Rate Growth:
New Leases	(4.4)%	(4.8)%
Renewal Leases	3.2%	3.6%
Blended	0.9%	0.7%
Resident Retention Rate	60.2%	59.9%
Value Add (34 properties with Ongoing Value Add)
Average Occupancy	94.9%	94.9%
Lease Over Lease Effective Rental Rate Growth:
New Leases	(1.8)%	(2.4)%
Renewal Leases	2.5%	2.4%
Blended	1.2%	0.8%
Resident Retention Rate	63.1%	61.7%

(1)	Same-store portfolio includes 109 properties, containing 31,735 units.
(2)	In Q4 2025, new, renewal, and blended lease over lease rent growth for all leases was (6.3)%, 3.1%, and (1.0)%, respectively.
(3)	In Q1 2026, new, renewal, and blended lease over lease rent growth for all leases was (5.1)%, 3.4% and (0.5)%, respectively.

Value Add Initiative

We completed renovations of 426 units during the three months ended March 31, 2026, achieving a weighted average return on investment of 15.4%, with an average cost per unit renovated of $20,364, and an average monthly rent increase per unit of $261 over unrenovated comparable units. See the Value Add Summary page of our supplemental information for additional information on our projects’ life to date as of March 31, 2026.

Investment Activity

Acquisitions

•	On January 15, 2026, we acquired a 140-unit community in Columbus, Ohio, for $29.5 million. The acquisition increased our exposure in Columbus, Ohio from 2,510 units to 2,650 units.

Joint Ventures

•	Tisdale at Lakeline Station, Austin, Texas: On January 20, 2026, we acquired our joint venture partner's 10% membership interest and assumed full operational control and 100% equity ownership of the Tisdale at Lakeline Station property underlying this joint venture. We began consolidating the assets and liabilities of the property and its operating results on January 20, 2026. The property is a 378-unit community in lease-up and was 33.6% occupied as of April 27, 2026.

Capital Expenditures

Across our total portfolio for the three months ended March 31, 2026, recurring capital expenditures were $6.1 million, or $176 per unit; Value Add Initiative expenditures were $8.6 million; non-recurring expenditures were $5.5 million; and development expenditures were $1.9 million, respectively.

Capital Markets

•	$350 Million Unsecured Term Loan: As previously disclosed, on February 11, 2026, we entered into an amended and restated credit agreement that provides for a new $350 million unsecured term loan that was used to repay our $200 million term loan and fund mortgage maturities set for 2026. The $350 million unsecured term loan matures in February 2030, subject to a one-year extension option. This amended and restated credit agreement strengthened our balance sheet by increasing the capacity under our unsecured credit agreement to $1.5 billion (with the ability to request the capacity be further increased to $2.0 billion) and extending our debt maturity profile.

•	Stock Repurchases: Our Board of Directors previously authorized a stock repurchase program for the repurchase of up to $250.0 million of the Company's common stock. During the three months ended March 31, 2026, we repurchased approximately 1.8 million shares of common stock at an average price per share of $16.24. The total aggregate cost for the quarter was approximately $29.9 million. As of March 31, 2026, there was approximately $190.1 million remaining under our stock repurchase program.

Balance Sheet and Liquidity

At March 31, 2026, our net debt to Adjusted EBITDA was 6.5x. As of the same date and including the effect of hedges, our weighted average effective interest rate on our consolidated debt was 4.3% with a weighted average maturity of 3.1 years, and 89.3% of our debt was either subject to fixed interest rates or was hedged. Also as of March 31, 2026, we had approximately $563.0 million in liquidity through a combination of unrestricted cash and cash equivalents, and capacity under our unsecured revolver.

Dividend Distribution

On March 9, 2026, our Board of Directors declared a quarterly dividend of $0.17 per share of common stock. The first quarter dividend was paid on April 17, 2026 to stockholders of record at the close of business on March 27, 2026.

2026 EPS, FFO and CFFO Guidance

We affirm our guidance ranges for 2026 EPS, FFO, and CFFO per share and same-store NOI. We have updated our outlook for weighted average shares/units outstanding to reflect the stock repurchase activity completed in Q1 2026. A reconciliation of our projected EPS to our projected FFO and CFFO per share is included below. See the schedules and definitions at the end of this release for further information regarding how we calculate CFFO and for management’s definition and rationale for the usefulness of CFFO.

2026 Full Year EPS and CFFO Guidance(1)(2)	Low	High
Earnings per share	$0.21	$0.28
Adjustments:
Depreciation and amortization	1.06	1.06
Gain on sale of real estate assets (3)	(0.12)	(0.15)
FFO per share	1.15	1.19
Loan (premium accretion) discount amortization, net	(0.03)	(0.03)
CFFO per share (2)	$1.12	$1.16

(1)

This guidance, including the underlying assumptions presented in the 2026 Guidance Assumptions table that follows, constitutes forward-looking information. Actual full year 2026 EPS, FFO, and CFFO could vary significantly from the projections presented. See “Forward-Looking Statements”.

(2)	Per share guidance is based on 242.2 million weighted average shares and units outstanding.
(3)	Gain on sale of real estate assets includes gains on sale expected to be recognized with respect to two properties classified as held for sale as of March 31, 2026.

2026 Guidance Assumptions(1)

Our key guidance assumptions for 2026 are enumerated below. See the definitions at the end of this release for further information regarding our same-store definitions.

Same-Store Portfolio:	2026 Outlook:
Number of properties/units	109 properties / 31,735 units
Property revenue growth	1.0% - 2.4%
Controllable operating expense growth	4.6% - 5.6%
Real estate tax and insurance expense growth	0.0% - 1.0%
Total operating expense growth	2.9% - 3.9%
NOI growth	(0.6%) - 2.2%

Corporate Expenses ($ in millions)
General and administrative & property management expenses	$55 - $57
Interest expense(2)	$93 - $97

Transaction/Investment Volume(3) ($ in millions)
Acquisition volume	$145
Disposition volume	$106 - $112

Capital Expenditures ($ in millions)
Recurring	$29 - $33
Value add renovation program	$42 - $46
Non-recurring and revenue enhancing	$32 - $36
Development	—

(1)

This guidance, including the underlying assumptions, constitutes forward-looking information. Actual results could vary significantly from the projections presented. We undertake no duty to update the assumptions used in our guidance except as required by law. See “Forward-Looking Statements.”

(2)

Interest expense includes amortization of deferred financing costs but excludes loan premium accretion, net. As a result of purchase accounting we recorded loan premiums, net, that are accreted into and reduce GAAP interest expense over the remaining term of the associated debt. However, loan premium accretion is excluded from CFFO.

(3)	Acquisition volume reflects one property in Columbus, Ohio and the consolidation of a property underlying our joint venture investment in Austin, Texas, both of which occurred during the first quarter. Disposition volume reflects $106 million to $112 million related to the expected disposition of two properties classified as held for sale as of March 31, 2026. There can be no assurance that these dispositions will be consummated at expected pricing levels, within expected time frames, or at all. We continue to evaluate our portfolio for capital recycling opportunities so actual acquisition and disposition volume could vary significantly from our projections.

Selected Financial Information

See the schedules at the end of this earnings release for selected financial information for IRT.

Non-GAAP Financial Measures and Definitions

We disclose the following non-GAAP financial measures in this earnings release: FFO, CFFO, NOI and Adjusted EBITDA. Included at the end of this release are definitions of these non-GAAP financial measures and a reconciliation of our reported net income to our FFO and CFFO, a reconciliation of our same-store NOI to our reported net income, a reconciliation of our Adjusted EBITDA to net income, and management’s rationales for the usefulness of each of these and other non-GAAP financial measures used in this release.

Conference Call

All interested parties can listen to the live conference call webcast at 9:00 AM ET on Thursday, April 30, 2026 from the investor relations section of the IRT website at www.irtliving.com or by dialing 1.888.440.3307, access code 1963990. For those who are not available to listen to the live call, the replay will be available shortly following the live call from the investor relations section of IRT’s website until the next earnings release. A replay of the conference call can also be accessed telephonically until Thursday, May 7, 2026 by dialing 1.800.770.2030, access code 1963990.

Supplemental Information

We produce supplemental information that includes details regarding the performance of the portfolio, financial information, non-GAAP financial measures, same-store portfolio information and other useful information for investors. The supplemental information is available via our website, www.irtliving.com, through the "Investors" section.

About Independence Realty Trust, Inc.

Independence Realty Trust, Inc. (NYSE: IRT), an S&P 400 MidCap Company, is a real estate investment trust (“REIT”) that owns and operates multifamily communities, across non-gateway U.S. markets. IRT’s investment strategy is focused on gaining scale near major employment centers within key amenity rich submarkets that offer good school districts and high-quality retail. IRT’s main investment objective is to provide attractive risk-adjusted returns to shareholders through diligent portfolio management, strong operational performance, and a consistent return on capital through distributions and capital appreciation. More information may be found on the Company’s website, www.irtliving.com.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, our earnings guidance, and the assumptions underlying such guidance, our expectations with respect to the timing and terms of sales, if any, with respect to the two properties which are classified as held for sale as of March 31, 2026, the assumptions underlying the determination of the fair value of our impairment charge for one of our properties held for sale as of March 31, 2026, our expectations with respect to projects scheduled to start in 2026 and our expectations with respect to future acquisitions and dispositions. All statements in this release that address financial and operating performance, events or developments that we expect or anticipate will occur or be achieved in the future are forward-looking statements.

Our forward-looking statements are not guarantees of future performance and involve estimates, projections, forecasts and assumptions, including as to matters that are not within our control, and are subject to risks and uncertainties including, without limitation, risks and uncertainties related to changes in market demand for rental apartment homes and pricing pressures, including from competitors, that could lead to declines in occupancy and rent levels, uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital, unexpected changes in our intention or ability to repay certain debt prior to maturity, increased costs on account of inflation, increased competition in the labor market, delays in the completion of, and failure to achieve anticipated benefits of, our projects with our joint venture partners, inability to sell certain assets, including those assets designated as held for sale, within the time frames or at the pricing levels expected, failure to achieve expected benefits from the redeployment of proceeds from asset sales, inability or failure to achieve anticipated benefits from future acquisitions and dispositions, delays in completing, and cost overruns incurred in connection with, our Value Add initiatives and failure to achieve rent increases and occupancy levels on account of the Value Add initiatives, unexpected impairments or impairments in excess of our estimates, new and/or increased regulations generally and specifically on the rental housing market, including legislation that may regulate rents and fees or delay or limit our ability to evict non-paying residents, risks endemic to real estate and the real estate industry generally, the impact of potential outbreaks of infectious diseases and measures intended to prevent the spread or address the effects thereof, economic conditions, including inflation and recessionary conditions and their related impacts on the real estate industry, U.S. and global trade policies and tensions, including changes in, or the imposition of, tariffs and/or trade barriers and the economic impacts, volatility and uncertainty resulting therefrom, the impacts from a new or prolonged U.S. government shutdown, the impacts from existing and/or future U.S. foreign policy decisions including the involvement of the U.S. in foreign disputes and foreign wars, the effects of natural and other disasters, unknown or unexpected liabilities, including the cost of legal proceedings, costs and disruptions as the result of a cybersecurity incident or other technology disruption, including but not limited to a third party's unauthorized access to our data or the data of our residents, unexpected capital needs, inability to obtain appropriate insurance coverages at reasonable rates, or at all, or losses from catastrophes in excess of our insurance coverages, and share price fluctuations. Please refer to the documents filed by us with the SEC, including specifically the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2025 and our other filings with the SEC, which identify additional factors that could cause actual results to differ from those contained in forward-looking statements.

These forward-looking statements are based upon the beliefs and expectations of our management at the time of this release and our actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Schedule I

Independence Realty Trust, Inc.

Selected Financial Information

Dollars in thousands, except per share data

(unaudited)

	For the Three Months Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Selected Financial Information:
Operating Statistics:
Net (loss) income available to common shares	$(68)	$33,266	$6,893	$8,046	$8,354
Earnings per share -- diluted	$0.00	$0.14	$0.03	$0.03	$0.04
Rental and other property revenue	$165,213	$166,797	$166,888	$161,891	$160,905
Property operating expenses	$62,124	$57,260	$61,699	$60,935	$59,263
NOI	$103,089	$109,537	$105,189	$100,956	$101,642
NOI margin	62.4%	65.7%	63.0%	62.4%	63.2%
Adjusted EBITDA	$86,447	$98,520	$92,643	$87,556	$85,748
FFO per share	$0.27	$0.33	$0.30	$0.28	$0.28
CFFO per share	$0.26	$0.32	$0.29	$0.28	$0.27
Dividends per share	$0.17	$0.17	$0.17	$0.17	$0.16
CFFO payout ratio	65.4%	53.1%	58.6%	60.7%	59.3%

Portfolio Data:
Total gross assets	$7,167,416	$7,030,516	$7,058,026	$6,874,320	$6,844,114
Total number of operating properties (a)	115	114	115	113	113
Total units (a)	33,602	33,462	33,818	33,175	33,175
Portfolio period end occupancy (a)	94.7%	94.9%	95.1%	95.2%	94.9%
Portfolio average occupancy (a)	94.6%	94.8%	94.9%	95.2%	95.3%
Portfolio average effective monthly rent, per unit (a)	$1,593	$1,593	$1,593	$1,582	$1,583
Same-store portfolio (b):
Period end occupancy (b)	95.2%	95.6%	95.6%	95.4%	94.9%
Average occupancy (b)	95.2%	95.3%	95.3%	95.3%	95.3%
Average effective monthly rent, per unit (b)	$1,595	$1,597	$1,597	$1,591	$1,588

Capitalization:
Total debt (c)	$2,433,543	$2,281,475	$2,296,202	$2,249,801	$2,253,957
Common share price, period end	$14.89	$17.48	$16.39	$17.69	$21.23
Market equity capitalization	$3,598,014	$4,250,723	$4,016,286	$4,241,203	$5,088,933
Total market capitalization	$6,031,557	$6,532,198	$6,312,488	$6,491,004	$7,342,890
Total debt/total gross assets	34.0%	32.5%	32.5%	32.7%	32.9%
Net debt to adjusted EBITDA (d)	6.5x	5.7x	6.0x	6.3x	6.3x
Interest coverage	4.2x	4.8x	4.5x	4.7x	4.4x

Common shares and OP Units:
Shares outstanding	235,698,008	237,234,750	239,103,283	233,809,823	233,763,180
OP units outstanding	5,941,643	5,941,643	5,941,643	5,941,643	5,941,643
Common shares and OP units outstanding	241,639,651	243,176,393	245,044,926	239,751,466	239,704,823
Weighted average common shares and OP units	242,374,371	243,707,137	239,576,189	239,438,276	236,665,226

(a)	Excludes our development projects Flatiron Flats and Tisdale at Lakeline Station, as applicable. See the definitions at the end of this release.
(b)	Same-store portfolio consists of 109 properties, which represent 31,735 units.
(c)	Includes indebtedness associated with real estate held for sale, as applicable.
(d)

Reflects net debt to Adjusted EBITDA, which is annualized for each period presented, including adjustments for the timing and stabilization of acquisitions and the timing of dispositions impacting quarterly EBITDA. For the five quarters ended March 31, 2026, net debt to Adjusted EBITDA excluding adjustments for timing of acquisitions and dispositions was 6.9x, 5.7x, 6.1x, 6.3x, and 6.4x, respectively.

Schedule II

Independence Realty Trust, Inc.

Reconciliation of Net (Loss) Income to Funds from Operations and Core Funds From Operations

Dollars in thousands, except per share data

(unaudited)

	For the Three Months Ended March 31,
	2026	2025
Funds From Operations (FFO):
Net (loss) income	$(127)	$8,526
Add-Back (Deduct):
Real estate depreciation and amortization	64,114	58,308
Our share of real estate depreciation and amortization from investments in unconsolidated real estate entities	876	457
Loss on impairment of real estate assets, net, excluding prepayment gains	—	73
FFO	$64,863	$67,364
FFO per share	$0.27	$0.28
CORE Funds From Operations (CFFO):
FFO	$64,863	$67,364
Add-Back (Deduct):
Other depreciation and amortization	518	417
Casualty losses (gains), net	77	(115)
Loan (premium accretion) discount amortization, net	(2,017)	(2,029)
Prepayment (gains) penalties on asset dispositions	—	(1,569)
Loss on extinguishment of debt	—	67
Other loss	86	103
CFFO	$63,527	$64,238
CFFO per share	$0.26	$0.27
Weighted-average shares and units outstanding	242,374,371	236,665,226

Schedule III

Independence Realty Trust, Inc.

Reconciliation of Net (Loss) Income to Same-Store Net Operating Income (a)

Dollars in thousands

(unaudited)

	For the Three Months Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Net (loss) income	$(127)	$34,015	$6,995	$8,172	$8,526
Other revenue	(109)	(330)	(250)	(297)	(338)
Property management expenses	8,237	6,674	7,891	7,715	7,826
General and administrative expenses	8,514	4,673	4,905	5,982	8,406
Depreciation and amortization expense	64,632	62,984	61,735	59,794	58,725
Casualty losses (gains), net	77	755	419	255	(115)
Interest expense	20,732	20,422	20,455	18,773	19,348
(Gain on sale) loss on impairment of real estate assets, net	—	(17,491)	12,841	—	(1,496)
Loss on extinguishment of debt	—	—	—	—	67
Other loss	86	238	12	—	103
Loss (income) from investments in unconsolidated real estate entities	1,047	(2,403)	(9,814)	562	590
NOI	$103,089	$109,537	$105,189	$100,956	$101,642
Less: Non same-store portfolio NOI	4,833	5,375	4,878	3,703	4,342
Same-store portfolio NOI	$98,256	$104,162	$100,311	$97,253	$97,300

(a)	Same-store portfolio consists of 109 properties, which represent 31,735 units.

Schedule IV

Independence Realty Trust, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Interest Coverage Ratio

Dollars in thousands

(unaudited)

	Three Months Ended
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Net (loss) income	$(127)	$34,015	$6,995	$8,172	$8,526
Add-Back (Deduct):
Interest expense	20,732	20,422	20,455	18,773	19,348
Depreciation and amortization	64,632	62,984	61,735	59,794	58,725
Casualty losses (gains), net	77	755	419	255	(115)
(Gain on sale) loss on impairment of real estate assets, net	—	(17,491)	12,841	—	(1,496)
Loss on extinguishment of debt	—	—	—	—	67
Loss (income) from investments in unconsolidated real estate entities	1,047	(2,403)	(9,814)	562	590
Other loss	86	238	12	—	103
Adjusted EBITDA	$86,447	$98,520	$92,643	$87,556	$85,748

INTEREST COST:
Interest expense	$20,732	$20,422	$20,455	$18,773	$19,348

INTEREST COVERAGE:	4.2x	4.8x	4.5x	4.7x	4.4x

	For the Three Months Ended March 31,
	2026	2025
Net (loss) income	$(127)	$8,526
Add-Back (Deduct):
Interest expense	20,732	19,348
Depreciation and amortization	64,632	58,725
Casualty losses (gains), net	77	(115)
Gain on sale of real estate assets, net	—	(1,496)
Loss on extinguishment of debt	—	67
Loss from investments in unconsolidated real estate entities	1,047	590
Other loss	86	103
Adjusted EBITDA	$86,447	$85,748

INTEREST COST:
Interest expense	$20,732	$19,348

INTEREST COVERAGE:	4.2x	4.4x

Schedule V

Independence Realty Trust, Inc.

Definitions

Average Effective Monthly Rent per Unit

Average effective rent per unit represents the average of net rent amounts, after concessions amortized over the life of the lease, divided by the average occupancy (in units) for the period presented. We believe average effective rent is a helpful measurement in evaluating average pricing. This metric, when presented, reflects the average effective rent per month.

Average Occupancy

Average occupancy represents the average occupied units for the reporting period divided by the average of total units available for rent for the reporting period.

Development Property

A development property is a property that is either currently under development or is in lease-up prior to reaching overall occupancy of 90%.

EBITDA and Adjusted EBITDA

Each of EBITDA and Adjusted EBITDA is a non-GAAP financial measure. EBITDA is defined as net income before interest expense including amortization of deferred financing costs, income tax expense, and depreciation and amortization expenses. Adjusted EBITDA is EBITDA before certain other non-cash or non-operating gains or losses related to items such as loss on impairment (gain on sale) of real estate, debt extinguishments and acquisition related debt extinguishment expenses, casualty (gains) losses and income (loss) from investments in unconsolidated real estate entities. We consider each of EBITDA and Adjusted EBITDA to be an appropriate supplemental measure of performance because it eliminates interest, income taxes, depreciation and amortization, and other non-cash or non-operating gains and losses, which permits investors to view income from operations without these non-cash or non-operating items. Our calculation of Adjusted EBITDA differs from the methodology used for calculating Adjusted EBITDA by certain other REITs and, accordingly, our Adjusted EBITDA may not be comparable to Adjusted EBITDA reported by other REITs.

Funds From Operations (“FFO”) and Core Funds From Operations (“CFFO”)

We believe that FFO and CFFO, each of which is a non-GAAP financial measure, are additional appropriate measures of the operating performance of a REIT and us in particular. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), as net income or loss allocated to common shares (computed in accordance with GAAP), excluding real estate-related depreciation and amortization expense, loss on impairment (gain on sale) of real estate and unconsolidated real estate entities, and the cumulative effect of changes in accounting principles. While our calculation of FFO is in accordance with NAREIT’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to FFO computations of such other REITs.

CFFO is a computation made by analysts and investors to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations, including depreciation and amortization of other items not included in FFO, and other non-cash or non-operating gains or losses related to items such as casualty (gains) losses, loan premium accretion and discount amortization and debt extinguishment costs from the determination of FFO.

Our calculation of CFFO may differ from the methodology used for calculating CFFO by other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance, and believe they are also useful to investors, because they facilitate an understanding of our operating performance after adjustment for certain non-cash or non-recurring items that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and our operating performance between periods. Furthermore, although FFO, CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we believe that FFO and CFFO may provide us and our investors with an additional useful measure to compare our financial performance to certain other REITs. Neither FFO nor CFFO is equivalent to net income or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Accordingly, FFO and CFFO do not measure whether cash flow is sufficient to fund all of our cash needs, including principal amortization and capital improvements. Neither FFO nor CFFO should be considered as an alternative to net income or any other GAAP measurement as an indicator of our operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of our liquidity.

Interest Coverage

Interest coverage is a ratio computed by dividing Adjusted EBITDA by interest expense.

Lease Over Lease Effective Rent Growth

Lease Over Lease Effective Rent Growth represents the change in the weighted average effective monthly rental rate, including the impact of concessions, where both the current and prior lease associated with a unit reflect standard leasing activity and have terms of 9-14 months. We also report Lease Over Lease Effective Rent Growth for All Leases, which represents the change in the weighted average effective monthly rental rate, including the impact of concessions, for all leases regardless of lease terms. We may report Lease Over Lease Effective Rent Growth for new leases, renewal leases, or blended across both new and renewal leases.

Net Debt

Net debt, a non-GAAP financial measure, equals total consolidated debt less cash and cash equivalents and loan premiums and discounts. The following table provides a reconciliation of total consolidated debt to net debt (dollars in thousands).

	As of
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total debt	$2,433,543	$2,281,475	$2,296,202	$2,249,801	$2,253,957
Less: cash and cash equivalents	(23,341)	(23,564)	(23,290)	(19,491)	(29,055)
Less: loan discounts and premiums, net	(19,833)	(21,850)	(23,863)	(25,469)	(27,454)
Total net debt	$2,390,369	$2,236,061	$2,249,049	$2,204,841	$2,197,448

We present net debt and net debt to Adjusted EBITDA because management believes it is a useful measure of our credit position and progress toward reducing leverage. The calculation is limited because we may not always be able to use cash to repay debt on a dollar for dollar basis.

Net Operating Income

We believe that Net Operating Income (“NOI”), a non-GAAP financial measure, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding interest expense, depreciation and amortization, casualty related costs and gains, property management expenses, general and administrative expenses and net gains on sale of assets.

Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same-store and non same-store basis because NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

Non Same-Store Properties and Non Same-Store Portfolio

Properties that did not meet the definition of a same-store property as of the beginning of the previous year.

Same-Store Properties and Same-Store Portfolio

We review our same-store portfolio at the beginning of each calendar year. Properties are added into the same-store portfolio if they were owned and not a development property at the beginning of the previous year. Properties that are held for sale or have been sold are excluded from the same-store portfolio.

Rent Premium on Value Add Renovations

The rent premium reflects the per unit per month difference between the rental rate on the renovated unit excluding the impact of upfront concessions, if any, and the market rent for an unrenovated unit as of the date presented, as determined by management consistent with its customary rent-setting and evaluation procedures. We believe excluding the impact of upfront concessions from our rental rates when comparing to the market rental rates for unrenovated units makes the comparison most relevant and the resulting premium provides management with an indicator of the increased rent generated by the unit renovation.

Renovation Costs per Unit

Renovation costs per unit includes all costs to renovate the interior units and make certain exterior renovations, including clubhouses and amenities. Interior costs per unit are based on units leased. Exterior costs per unit are based on total units at the community. Excludes overhead costs to support and manage the value add program as those costs relate to the entire program and cannot be allocated to individual projects.

Return on Investment (“ROI”) on Value Add Renovations

ROI is calculated using the Rent Premium per unit per month, multiplied by 12, divided by the interior renovation costs per unit or the total renovation costs, as applicable. We use ROI on value add renovation projects to measure the profitability of a renovation project relative to other projects or relative to other uses of our capital.

Total Gross Assets

Total Gross Assets equals total assets plus accumulated depreciation and accumulated amortization, including fully depreciated or amortized real estate and real estate related assets. The following table provides a reconciliation of total assets to total gross assets (dollars in thousands).

	As of
	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025
Total assets	$6,099,308	$6,021,750	$6,092,592	$5,962,626	$5,983,494
Plus: accumulated depreciation (a)	989,530	932,347	890,039	838,718	789,619
Plus: accumulated amortization	78,578	76,419	75,395	72,976	71,001
Total gross assets	$7,167,416	$7,030,516	$7,058,026	$6,874,320	$6,844,114

(a)	Includes accumulated depreciation associated with real estate held for sale, as applicable.